Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Date for Earnings Release

Saint Paul, Minn., February 28, 2013 — Image Sensing Systems, Inc. (NASDAQ: ISNS) announced today that it has scheduled the release date and the conference call for its financial results for its fourth quarter and fiscal year ended December 31, 2012 for March 26, 2013 at 3:45 p.m., Central Time. This date falls later than usual because of a delay in the audit of its fiscal year-end results.

In the conference call, Kris Tufto, chief executive officer, and Greg Smith, chief financial officer, will review Image Sensing Systems’ performance for the quarter and year. To participate in the conference call, dial 877-941-9205 and reference conference ID 4600240. Please dial in at least 10 minutes prior to the call.

If you are unable to participate in the live conference call, you can listen to a replay. The replay option begins at 5:45 p.m., Central Time, on the date of the call and is available until 5:45 p.m., Central Time, on April 2, 2013. To listen to the replay, dial 800-406-7325, access code 4600240.

About Image Sensing

Image Sensing Systems, Inc. is a provider of above ground detection and information management solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 135,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.